Exhibit 99.1

City Office REIT Announces First Quarter 2015 Results

VANCOUVER—May 8, 2015—City Office REIT, Inc. (NYSE: CIO) (the “Company” or “City Office”), today announced its results for the quarter ended March 31, 2015.

First Quarter Highlights

•	Achieved Core Funds From Operations (“Core FFO”) of $4.0 million, or $0.26 per fully diluted share;

•	Reported Adjusted Funds From Operations (“AFFO”) of $3.4 million, or $0.21 per fully diluted share;

•	Closed the Logan Tower acquisition in Denver, Colorado, a 69,968 square foot office property, for $10.5 million;

•	City Office’s 2.4 million square feet of net rentable space was 93.7% leased at March 31, 2015;

•	Commenced approximately 101,000 square feet of new and renewal leases during the quarter, including 78,000 square feet of early renewals;

•	Executed approximately 15,000 square feet of new leases during the quarter that will commence subsequent to quarter end. At March 31, 2015, there were a total of 19,000 square feet of leases that will commence subsequent to the end of the first quarter;

•	Declared and paid a first quarter dividend of $0.235 per share; and

•	Subsequent to the end of the first quarter, entered into an agreement of purchase and sale for the acquisition of Superior Pointe, a 149,006 square foot property in the Denver, Colorado metropolitan area, for $25.8 million.

“During the quarter, our focus continued to be on sourcing acquisition opportunities and implementing specific plans to enhance the value of our properties,” commented James Farrar, City Office’s Chief Executive Officer. “Management has been working to extend in-place lease maturities on a long term basis. During the quarter, we successfully concluded the early renewal of Planar Systems, Inc. at our Amberglen property in Portland. This resulted in the extension of 72,000 square feet of space until 2022 at a 20% higher base rental rate. We remain confident that our efforts at other properties will achieve similar favorable results.”

Financial Results for the First Quarter 2015

Core FFO was $4.0 million or $0.26 per fully diluted share. AFFO was $3.4 million or $0.21 per fully diluted share. Net loss attributable to the Company for the three months ended March 31, 2015 was $0.7 million, or ($0.06) per fully diluted share.

A reconciliation of Core FFO and AFFO to GAAP net income can be found at the bottom of this release.

Portfolio Operations

The Company reported that its total portfolio as of March 31, 2015 contained 2.4 million net rentable square feet and was 93.7% occupied, including recently signed leases not commenced, at the end of the first quarter 2015. Excluding the impact of acquisitions that occurred during the quarter, this represents an approximately 30 basis point increase compared to the end of the prior quarter. City Office’s net operating income (“NOI”) was $7.1 million on a GAAP basis and $7.2 million on a cash basis during the first quarter of 2015.

Leasing Activity

During the first quarter of 2015, the Company commenced 5 new leases for 14,000 square feet and 2 renewals for 9,000 square feet. Early renewals signed in the first quarter totalled 78,000 square feet, taking the total leasing activity in the quarter to 101,000 square feet.

New Leasing – During the first quarter of 2015, the Company signed 21,000 square feet of new leases with a weighted average lease term of 6.7 years at an average rent per square foot of $21.80 and at an average cost of $4.42 per square foot per year.

Renewal Leasing – 2 of 4 expiring leases renewed in the first quarter of 2015. The Company signed 9,000 square feet of renewal leases at an average rent per square foot of $21.32 and at an average cost of $1.81 per square foot per year.

Acquisitions

The Company completed the acquisition of Logan Tower on February 4, 2015 for a purchase price of $10.5 million. Logan Tower is a 69,968 square foot multi-tenant office building that is 95% occupied and located in downtown Denver. The acquisition is anticipated to generate an initial full-year cash net operating income yield of approximately 8.0% based on the purchase price. The purchase was closed all cash and the property was contributed to City Office REIT’s credit facility as additional security.

Subsequent Events

On April 20, 2015, the Company announced that it entered into an Agreement of Purchase and Sale to acquire Superior Pointe in the Denver, Colorado metropolitan area for a purchase price of $25.8 million. Superior Pointe is a 149,006 square foot Class ‘A’ multi-tenant office property that is 90% occupied in the growing Northwest/Boulder submarket. The acquisition is anticipated to generate an initial full-year cash net operating income yield of approximately 7.5% based on the purchase price and the Company’s planned capital improvements. The major conditions to the acquisition have been satisfied and the transaction is anticipated to close in June 2015.

Capital Structure

As of March 31, 2015, the Company had total outstanding debt of approximately $189.7 million. All of the Company’s outstanding debt is at fixed rates with a weighted average maturity of 6.0 years.

Dividend

On March 19, 2015, the Company’s board of directors declared a cash dividend of $0.235 per share for the three months ended March 31, 2015. The dividend was paid to stockholders and common unitholders on April 17, 2015.

Webcast and Conference Call Details

City Office’s management will hold a conference call at 11:00 am Eastern Time on May 8, 2015.

The webcast will be available under the “Investor Relations” section of the Company’s website at www.cityofficereit.com. The conference call can be accessed by dialing 1-866-262-0919 for domestic callers and 1-412-902-4106 for international callers.

A replay of the call will be available later in the day on May 8, 2015, continuing through 11:59pm Eastern Time on August 6, 2015 and can be accessed by dialing 1-877-344-7529 for domestic callers and 1-412-317-0088 for international callers. The passcode for the replay is 10063537. A replay will also be available for twelve months following the call at “Webcasts & Events” in the “Investor Relations” section of the company’s website.

A supplemental financial package to accompany the discussion of the results will be posted on www.cityofficereit.com under the “Investor Relations” section.

Non-GAAP Financial Measures

FFO, Core FFO and AFFO are supplemental non-GAAP financial measures.

Funds from Operations (“FFO”) – The National Association of Real Estate Investment Trusts (“NAREIT”) states FFO should represent net income or loss (computed in accordance with GAAP) plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments of unconsolidated partnerships and joint ventures, gains or losses on the sale of property and impairments to real estate.

The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Core Funds from Operations (“Core FFO”) – We calculate Core FFO by using FFO as defined by NAREIT and adjusting for certain other non-core items. We also exclude from our Core FFO calculation acquisition costs, loss on early extinguishment of debt, changes in the fair value of the earn-out and the amortization of stock based compensation.

Adjusted Funds From Operations (“AFFO”) – We compute AFFO by adding to Core FFO the non-cash amortization of deferred financing fees, and non-real estate depreciation, and then subtracting cash paid for recurring tenant improvements, leasing commissions, and capital expenditures, and eliminating the net effect of straight-line rents, deferred market rent and debt fair value amortization. Recurring capital expenditures exclude development / redevelopment activities, capital expenditures planned at acquisition and costs to reposition a property. We exclude first generation leasing costs within the first two years of our initial public offering or acquisition, which are generally to fill vacant space in properties we acquire or were planned at acquisition. We have further excluded all costs associated with tenant improvements, leasing commissions and capital expenditures which were funded by the entity contributing the properties at closing.

Forward-looking Statements

This press release contains “forward looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. All statements that are not statements of historical facts are, or may be deemed to be, forward looking statements. These factors include, but are not limited to, the Company’s ability to source and acquire properties on attractive terms, or at all; the Company’s expectations and forecasts of future leasing activity at its current and future properties, and the Company’s ability to accurately model the income yield, capitalization rate, and other financial metrics used to evaluate its properties. These and other material risks are described in the Company’s Annual Report on 10-K for the year ended December 31, 2014 and any other documents filed by the Company from time to time, which are available from the Company and from the SEC, and you should read and understand these risks when evaluating any forward-looking statement. The Company does not have any obligation to publicly update any forward looking statements to reflect subsequent events or circumstances.

City Office REIT, Inc. and Predecessor

Condensed Consolidated and Combined Balance Sheets

(Unaudited)

(In thousands, except par value and share data)

	March 31, 2015	December 31, 2014
Assets
Real estate properties, cost
Land	$67,510	$66,204
Buildings and improvements	140,933	132,964
Tenant improvement	28,482	27,773
Furniture, fixtures and equipment	198	198

	237,123	227,139
Accumulated depreciation	(17,719)	(15,311)

	219,404	211,828

Cash and cash equivalents	23,985	34,862
Restricted cash	9,227	11,093
Rents receivable, net	9,252	7,981
Deferred financing costs, net of accumulated amortization	2,731	2,901
Deferred leasing costs, net of accumulated amortization	3,003	2,618
Acquired lease intangibles assets, net	28,669	29,391
Prepaid expenses and other assets	322	832

Total Assets	$296,593	$301,506

Liabilities and Equity
Liabilities:
Debt	$189,669	$189,940
Accounts payable and accrued liabilities	3,917	4,080
Deferred rent	1,526	2,212
Tenant rent deposits	1,877	1,862
Acquired lease intangibles liability, net	855	606
Dividend distributions payable	3,571	3,571
Earn-out liability	8,000	8,000

Total Liabilities	209,415	210,271

Commitments and Contingencies
Equity:
Common stock, $0.01 par value, 100,000,000 shares authorized, 12,279,110 shares issued and outstanding	123	123
Additional paid-in capital	91,717	91,308
Accumulated deficit	(15,634)	(11,320)

Total Stockholders’ Equity	76,206	80,111
Operating Partnership unitholders’ non-controlling interests	11,701	11,878
Non-controlling interests in properties	(729)	(754)

Total Equity	87,178	91,235

Total Liabilities and Equity	$296,593	$301,506

City Office REIT, Inc. and Predecessor

Condensed Consolidated and Combined Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2015	2014
Revenues:
Rental income	$10,040	$7,237
Expense reimbursement	891	450
Other	328	295

Total Revenues	11,259	7,982

Operating Expenses:
Property operating expenses	4,116	3,126
Acquisition costs	209	806
Stock-based compensation	409	—
General and administrative	408	—
Base management fee	332	—
Depreciation and amortization	4,406	3,160

Total Operating Expenses	9,880	7,092

Operating income	1,379	890
Interest Expense:
Contractual interest expense	(2,009)	(2,169)
Amortization of deferred financing costs	(169)	(992)

	(2,178)	(3,161)
Gain on equity investment	—	4,475

Net (loss)/income	(799)	2,204
Less:
Net (income)/loss attributable to non-controlling interests in properties	(121)	10

Net income attributable to Predecessor	—	2,214

Net loss attributable to Operating Partnership unitholders’ non-controlling interests	177

Net loss attributable to stockholders	$(743)

Net loss per share:
Basic and diluted	$(0.06)

Weighted average common shares outstanding:
Basic and diluted	12,279

Dividend distributions declared per common share and unit	$0.235

City Office REIT, Inc.

Reconciliation of Net Operating Income

(Unaudited)

(In thousands)

Three Months Ended March 31, 2015

Net loss	$(799)
Adjustments to net loss:
General and administrative	408
Contractual interest expense	2,009
Amortization of deferred financing costs	169
Depreciation and amortization	4,406
Acquisition costs	209
Stock based compensation	409
Base management fee	332

Net Operating Income (“NOI”)	$7,143
Net straight line rent adjustment	(99)
Net amortization of above and below market leases	118

Portfolio Adjusted Cash NOI	$7,162
Non-controlling interests in properties - share in cash NOI	(313)

Adjusted Cash NOI (CIO share)	$6,849

City Office REIT, Inc.

Reconciliation of Net Income to Adjusted Funds from Operations

(Unaudited)

(In thousands, except share and per share data)

Three Months Ended March 31, 2015

Net loss attributable to stockholders	$(743)
(+) Depreciation and amortization	4,406
(-) Operating Partnership unitholders’ noncontrolling interest	(177)

3,486
Non-controlling interests in properties:
(-) Share of net loss	121
(-) Share of FFO	(229)

Funds from Operations (“FFO”)	$3,378

(+) Acquisition costs	209
(+) Stock based compensation	409

Core FFO	$3,996

(-) Net straight line rent adjustment	(99)
(+) Net amortization of above and below market leases	118
(+) Net amortization of deferred financing costs	164
(-) Net recurring tenant improvement	(269)
(-) Net recurring leasing commissions	(457)
(-) Net recurring capital expenditures	(101)

Adjusted Funds from Operations (“AFFO”)	$3,352

Core FFO per share and common unit	$0.26

AFFO per share and common unit	$0.21

Dividends per share and common unit	$0.235
Core FFO Payout Ratio	92%
AFFO Payout Ratio	109%

Weighted average common stock and common units outstanding	15,602,333

Contact

City Office REIT, Inc.

Anthony Maretic, CFO

+1-604-806-3366

investorrelations@cityofficereit.com